Exhibit (a)(4)

        OFFER TO PURCHASE FOR CASH

all of the outstanding common shares of

AnorMED Inc.

for

U.S.$12.00 per common share

by

SIDNEY ACQUISITIONS ULC

an indirect wholly owned subsidiary of

MILLENNIUM PHARMACEUTICALS, INC.

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 11:59 P.M.
(TORONTO TIME) ON NOVEMBER 10, 2006 (THE "EXPIRY TIME"),
UNLESS EXTENDED OR WITHDRAWN BY THE OFFEROR.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Sidney Acquisitions ULC (the "Offeror"), a company incorporated under the laws of the Province of Alberta and an indirect wholly owned subsidiary of Millennium Pharmaceuticals, Inc., is offering (the "Offer") to purchase for cash all of the issued and outstanding common shares (the "Common Shares") of AnorMED Inc. ("AnorMED") at a purchase price of U.S.$12.00 per Common Share, including any Common Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the exercise of any existing options of AnorMED or other rights to purchase Common Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase and Circular, dated October 5, 2006, and the related Letter of Transmittal and Notice of Guaranteed Delivery (collectively, the "Offering Documents") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Shares in your name or in the name of your nominee. Capitalized terms used but not defined in this letter have the meanings set forth in the Offering Documents.

        The Offer is subject to certain conditions, including, without limitation, there being validly deposited under the Offer and not withdrawn, at the Expiry Time, not less than 66 2/3% of the Common Shares outstanding at the Expiry Time (on a fully-diluted basis). The conditions of the Offer are set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer". Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless each of the conditions to the Offer is satisfied or waived by the Offeror prior to the Expiry Time.

        Enclosed herewith for your information and for forwarding to your clients are copies of the following materials:

  1.
  Offer to Purchase and Circular dated October 5, 2006;

  2.
  Letter of Transmittal to be used by Shareholders accepting the Offer and depositing Common Shares, or a manually executed facsimile thereof may be used;

  3.
  Notice of Guaranteed Delivery to be used by Shareholders accepting the Offer if Common Share certificates are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis or if Common Share certificates and all other required documents cannot be delivered to the Depositary or the U.S. Forwarding Agent by the Expiry Time, or a facsimile thereof may be used;

  4.
  A printed form of letter that may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  5.
  A return envelope addressed to the Depositary.

        In order to participate in the Offer, the Depositary or the U.S. Forwarding Agent must receive, at or prior to the Expiry Time, (i) the certificate(s) representing the Common Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees, and (iii) any other documents specified in the instructions set out in the Letter of Transmittal. Common Shares may also be tendered by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at or prior to the Expiry Time, or by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent's Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at or prior to the Expiry time.

        If Shareholders wish to deposit Common Shares, but it is impracticable for them to forward their certificates or other required documents to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time, a deposit may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase, "Manner of Acceptance—Procedures for Guaranteed Delivery".

        The Offeror will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the U.S. Forwarding Agent, the Information Agent and the Dealer Managers) for soliciting deposits of Common Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 11:59 P.M. (TORONTO TIME) ON NOVEMBER 10, 2006, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN BY THE OFFEROR.

        Any inquiries you may have with respect to the Offer or requests for additional copies of the enclosed materials may be directed to the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective offices shown on the last page of the Offer to Purchase and Circular. Additional copies of the enclosed materials will be provided without charge upon request.

Very truly yours,

SIDNEY ACQUISITIONS ULC

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED MATERIALS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE OFFEROR, THE DEPOSITARY, THE U.S. FORWARDING AGENT, THE INFORMATION AGENT, THE DEALER MANAGERS OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY MATERIALS OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.